Exhibit (d)(i) under Form N-1A
                                           Exhibit 10 under Item 601/ Reg. S-K


                          INVESTMENT ADVISORY AGREEMENT

     AGREEMENT made this 1st day of June, 2002, by and between Golden Oak(R) Family of Funds, a Delaware business trust (the "Trust"), and CB Capital Management, Inc., a Michigan corporation (the "Adviser").

     WHEREAS, the Trust is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended ("1940 Act"), consisting of several series of shares, each having its own investment policies; and

     WHEREAS, the Trust desires to retain the Adviser to render investment management services with respect to current and future portfolios of the Trust as the Trust and the Adviser may agree upon (the "Portfolios"), and the Adviser is willing to render such services.

     NOW, THEREFORE, in consideration of mutual covenants herein contained, the parties hereto agree as follows:

     1. DUTIES OF ADVISER. The Trust hereby appoints the Adviser to act as investment advisor to the Trust's Portfolios for the period and on the terms set forth in this Agreement. The Trust employs the Adviser to manage the investment and reinvestment of the assets, and to continuously review, supervise, and administer the investment program of the Portfolios, to determine in its discretion the securities to be purchased or sold, to provide the Trust or its agents with records concerning the Adviser's activities which the Trust is required to maintain, and to render regular reports to the Trust, its agents and to the Trust's Officers and Trustees concerning the Adviser's discharge of the foregoing responsibilities.

     The Adviser shall discharge the foregoing responsibilities subject to the control of the Board of Trustees of the Trust and in compliance with such policies as the Trustees may from time to time establish, and in compliance with the objectives, policies, and limitations for each such Portfolio set forth in the Trust's prospectus and statement of additional information as amended from time to time, and applicable laws and regulations.

     The Adviser accepts such employment and agrees to render the services and at its own expense to provide the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein.

     2. PORTFOLIO TRANSACTIONS. The Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio securities for the Portfolios and is directed to use its best efforts to obtain the best net results as described in the Trust's prospectus and statement of additional information from time to time. The Adviser will promptly communicate to the Trust or its agents and to the officers and the Trustees of the Trust such information relating to portfolio transactions as they may reasonably request.

     It is understood that the Adviser will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Trust or be in breach of any obligation owing to the Trust under this Agreement, or otherwise, solely by reason of its having directed a securities transaction on behalf of the Trust to a broker-dealer in compliance with the provisions of Section 28(e) of the Securities Exchange Act of 1934.

     3. COMPENSATION OF THE ADVISER. For the services to be rendered by the Adviser as provided in Sections 1 and 2 of this Agreement, the Trust shall pay to the Adviser compensation at the rate specified in the Schedule(s) which are attached hereto and made a part of this Agreement. Such compensation shall be paid to the Adviser at the end of each month, and calculated by applying a daily rate, based on the annual percentage rates as specified in the attached
Schedule(s), to the assets. The fee shall be based on the average daily net assets for the month involved. In the event of termination of this Agreement, the fee provided in this Section shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect.

     All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

     4. OTHER EXPENSES. The Adviser shall pay all expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, and sales literature to prospective clients of the Fund to the extent these expenses are not borne by the Trust under a distribution plan adopted pursuant to Rule 12b-1 under the 1940 Act.

     5. REPORTS. The Trust and the Adviser agree to furnish to each other, if applicable, current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request.

     6. STATUS OF ADVISER. The services of the Adviser to the Trust are not to be deemed exclusive, and the Adviser shall be free to render similar services to others so long as its services to the Trust are not impaired thereby. The Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

     7. CERTAIN RECORDS. Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act which are prepared or maintained by the Adviser on behalf of the Trust are the property of the Trust and will be surrendered promptly to the Trust on request, provided, however, that the Adviser shall retain a copy of such records.

     8. LIMITATION OF LIABILITY OF ADVISER. The duties of the Adviser shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Adviser hereunder. The Adviser shall not be liable to the Trust or any shareholder of the Trust or to any other person for any error of judgment or mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder including, without limitation, for any loss arising out of any purchase, holding, redemption, exchange or sale of any security or the failure to do any of the foregoing on behalf of any Portfolio of the Trust, except a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Adviser in the performance of its duties, or by reason of reckless disregard by the Adviser of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable state law which cannot be waived or modified hereby. (As used in this Paragraph 8, the term "Adviser" shall include directors, officers, employees and other corporate agents of the Adviser and its affiliates, as well as that corporation and that corporation's affiliates themselves).

     9. PERMISSIBLE INTERESTS. Trustees, agents, and shareholders of the Trust are or may be interested in the Adviser (or any successor thereof) as directors, partners, officers, or shareholders, or otherwise; directors, partners, officers, agents, and shareholders of the Adviser are or may be interested in the Trust as Trustees, shareholders or otherwise; and the Adviser (or any successor) is or may be interested in the Trust as a shareholder or otherwise. The effect and limitations of any such inter- relationships shall be governed by the provisions of the 1940 Act. In addition, brokerage transactions for the Trust may be effected through affiliates of the Adviser if approved by the Board of Trustees, subject to the rules and regulations of the Securities and Exchange Commission.

     10. DURATION AND TERMINATION. This Agreement, unless sooner terminated as provided herein, shall remain in effect until two years from date of execution, and thereafter, for periods of one year so long as such continuance thereafter is specifically approved at least annually (a) by the vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Trustees of the Trust or by vote of a majority of the outstanding voting securities of each Portfolio; provided, however, that if the shareholders of any Portfolio fail to approve the Agreement as provided herein, the Adviser may continue to serve hereunder in the manner and to the extent permitted by the 1940 Act and rules and regulations thereunder. The foregoing requirement that continuance of this Agreement be "specifically approved at least annually" shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

     This Agreement may be terminated as to any Portfolio at any time, without the payment of any penalty by vote of a majority of the Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Portfolio on not less than 30 days nor more than 60 days written notice to the Adviser, or by the Adviser at any time without the payment of any penalty, on 90 days written notice to the Trust. This Agreement will automatically and immediately terminate in the event of its assignment. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party at any office of such party.

     As used in this Section 10, the terms "assignment", "interested persons", and a "vote of a majority of the outstanding voting securities" shall have the respective meanings set forth in the Investment Company Act of 1940 and the rules and regulations thereunder; subject to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

     11. NOTICE. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice: if to the Trust, at 5800 Corporate Drive, Pittsburgh, PA 15237-7010, and if to the Adviser at 328 S. Saginaw Street, Mail Code 001061, Flint, MI 48502, Attention: CB Capital Management, Inc.

     12. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

     13. AMENDMENT OF AGREEMENT. The terms or provisions of this Agreement may be amended, modified or waived in writing if such amendment, modification or waiver is approved by the affirmative vote or action by written consent of the Board of Trustees of the Trust and by the Adviser in accordance with the 1940 Act; provided, that an amendment, modification or waiver shall also be approved by the shareholders of the Trust if shareholder approval is required by the 1940 Act and the rules and regulations thereunder.

     14. APPLICABLE LAW. This Agreement shall be construed in accordance with the laws of the Commonwealth of Pennsylvania and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the Commonwealth of Pennsylvania, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

     15. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

     A copy of the Trust's Certificate of Trust and/or Agreement and Declaration of Trust is on file with the Trust's registered office and resident agent in Delaware and/or the Secretary of the State of the State of Delaware, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees, and are not binding upon any of the Trustees, officers, or shareholders of the Trust individually but binding only upon the assets and property of the Trust.

     16. NONPUBLIC PERSONAL INFORMATION. Adviser agrees to maintain the security and confidentiality of nonpublic personal information (NPI") of Fund customers and consumers, as those terms are defined in Regulation S-P, 17 CFR Part 248.
Adviser  agrees  to use and  redisclose  such NPI for the  limited  purposes  of processing and servicing transactions; for specific law enforcement and miscellaneous purposes; and to service providers or in connection with joint marketing arrangements directed by the Fund(s), in each instance in furtherance of fulfilling Adviser's obligations under this Contract and consistent with the exceptions provided in 17 CFR Sections 248.14, 248.15 and 248.13, respectively.


     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first written above.

GOLDEN OAK(R) FAMILY OF FUNDS



By:  /s/ James E. Ostrowski
Name:  James E. Ostrowski
Title:   Vice President


CB CAPITAL MANAGEMENT, INC.

By:  /s/ Dana A. Czmer
Name:  Dana A. Czmer
Title:  Senior Vice President & Treasurer


                                   SCHEDULE A
                                     TO THE
                          INVESTMENT ADVISORY AGREEMENT
                                     BETWEEN
                          Golden Oak(R) Family of Funds
                                       and
                           CB Capital Management, Inc.


     Pursuant to Article 3, the Trust shall pay the Adviser compensation at an annual rate as follows:

Portfolio                           Fee (as percentage of average daily net
assets)

Golden Oak(R)Growth Portfolio                    .34%

Golden Oak(R)Intermediate-Term Income Portfolio  .50%

Golden Oak(R)International Equity Portfolio      .30%

Golden Oak(R)Michigan Tax Free Bond Portfolio    .50%

Golden Oak(R)Prime Obligation Money Market Portfolio   .225% on first $500
million
                                               .28% on assets over $500 million

Golden Oak(R)Small Cap Value Portfolio         .34%

Golden Oak(R)Value Portfolio                   .29% on first $50 million
                                               .39% on next $50 million
                                               .34% on assets over $100 million